Exhibit 99.3

U.S. BANKRUPTCY COURT CONFIRMS PILGRIM’S PRIDE PLAN OF REORGANIZATION;

COMPANY EXPECTS TO EMERGE BY END OF DECEMBER

PITTSBURG, Texas, December 10, 2009 – Pilgrim's Pride Corporation (Pink Sheets: PGPDQ) today announced that the United States Bankruptcy Court for the Northern District of Texas has approved the amended joint plan of reorganization of the company and six of its subsidiaries that are debtors and debtors in possession (the Debtors) in the chapter 11 cases pending before the court.

Following a court hearing held December 8 in Ft. Worth, Judge D. Michael Lynn today entered an order confirming the amended plan of reorganization, paving the way for the Debtors to exit bankruptcy later this month. Pilgrim’s Pride said that it expects to emerge from bankruptcy before the end of December.

“This is a proud day for everyone at Pilgrim’s Pride who has worked so hard over the past year to restructure our business,” said Don Jackson, president and chief executive officer, after the court hearing. “The past 12 months have been filled with tremendous challenges and unprecedented opportunities. There have been a lot of tough, painful decisions made about the future of this company, yet our employees have joined together to create a new market-driven organization that is clearly focused on serving our customers.”

In September, the Debtors filed a joint plan of reorganization and related disclosure statement with the court. Under terms of the joint plan of reorganization, Pilgrim’s Pride has entered into an agreement to sell 64% of the new common stock of the reorganized Pilgrim’s Pride to JBS U.S.A. for $800 million in cash. The completion of the transaction is subject to the closing of an exit facility for senior secured financing in an aggregate principal amount of up to $1.75 billion, certain regulatory approvals and other customary closing conditions.

Information about Pilgrim’s Pride’s restructuring is available at Pilgrim’s Pride’s website www.pilgrimspride.com or via Pilgrim’s Pride’s restructuring information line at (888) 830-4659.

As previously announced, the Debtors filed voluntary Chapter 11 petitions on December 1, 2008. The Chapter 11 cases are being jointly administered under case number 08-45664. The Company’s operations in Mexico and certain operations in the United States were not included in the filing and continue to operate as usual outside of the Chapter 11 process.

About Pilgrim’s Pride

Pilgrim's Pride Corporation employs approximately 41,000 people and operates chicken processing plants and prepared-foods facilities in 12 states, Puerto Rico and Mexico. The Company's primary distribution is through retailers and foodservice distributors. For more information, please visit http://www.pilgrimspride.com.

Forward-Looking Statements

Statements contained in this press release that state the intentions, plans, hopes, beliefs, anticipations, expectations or predictions of the future of Pilgrim's Pride Corporation and its management, including expectations as to the Debtors’ emergence from Chapter 11, reorganization of the Debtors’ business and finances to resolve its operational and liquidity issues, expectations to emerge from Chapter 11 by December 2009 stronger and more competitive, anticipated authorizations being requested of the Bankruptcy Court, the liquidity to be provided by the proposed exit financing, and expectations that the plan should be supported by the Debtors’ major constituencies, are forward-looking statements. It is important to note that the actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: the Debtors’ ability to obtain court approval with respect to its motions in the Chapter 11 proceedings and the disclosure statement; the ability of the Debtors to consummate the Plan; risks associated with third- party motions or objections in the Chapter 11 proceedings, which may interfere with the Company’s ability to consummate the Plan; the potential adverse effects of the Chapter 11 proceedings on the Debtors’ liquidity or results of operations; matters affecting the poultry industry generally; continued compliance with conditions for funding under the debtor-in-possession financing facility and the proposed exit financing; the ability to execute the Debtors’ business and restructuring plan to achieve desired cost savings and additional capital to improve liquidity; future pricing for feed ingredients and the Debtors’ products; additional outbreaks of avian influenza or other diseases, either in Pilgrim’s Pride’s flocks or elsewhere, affecting its ability to conduct its operations and/or demand for its poultry products; contamination of Pilgrim’s Pride’s products, which has previously and can in the future lead to product liability claims and product recalls; exposure to risks related to product liability, product recalls, property damage and injuries to persons, for which insurance coverage is expensive, limited and potentially inadequate; management of cash resources, particularly in light of Pilgrim’s Pride’s substantial leverage; restrictions imposed by, and as a result of, Pilgrim’s Pride’s substantial leverage; changes in laws or regulations affecting Pilgrim’s Pride’s operations or the application thereof; new immigration legislation or increased enforcement efforts in connection with existing immigration legislation that cause the costs of doing business to increase, cause Pilgrim’s Pride to change the way in which it does business, or otherwise disrupt its operations; competitive factors and pricing pressures or the loss of one or more of Pilgrim’s Pride’s largest customers; currency exchange rate fluctuations, trade barriers, exchange controls, expropriation and other risks associated with foreign operations; disruptions in international markets and distribution channels; and the impact of uncertainties of litigation as well as other risks described under "Risk Factors" in the Company’s Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission. Pilgrim's Pride Corporation undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contact:	Ray Atkinson, Pilgrim’s Pride
Ray.atkinson@pilgrimspride.com
(903) 434-1811

Investor Contact:	Gary Rhodes, Pilgrim’s Pride
(903) 434-1495

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